April 28, 2020

To: Mick Routledge

Delivered via email: mickroutledge66@gmail.com

Re: Offer of Employment for Senior Vice President, Operations and Chief Operating Officer

Dear Mick,

Further to our recent discussions, we are pleased to offer you the position of Senior Vice President, Chief Operating Officer (COO) for Coeur Mining, Inc., based at our corporate headquarters in Chicago, IL. Please note all terms and conditions of this offer are pending approval by the Board of Directors’, Compensation and Development Committee.

In this key Section 16 and Corporate officer position, you will report directly to me as President & CEO. We will determine the exact start date in the coming weeks.

The annual base salary for this position will be $375,000 USD.
In addition to your base salary, you will be entitled to a signing bonus of $75,000 USD gross, payable in two installments: $37,500 USD on the first regular monthly payroll after your hire date and $37,500 USD on the regularly scheduled September, 2020 monthly payroll. You must be employed by Coeur Mining, Inc. on the date of the payments in order to be eligible.
You will be eligible for participation in the Company’s annual incentive plan (AIP) with a target level of 100% of base pay, pro-rated for year one based on hire date. In your position, your AIP target percentage is split; 80% company performance and 20% personal achievement.

As a participant in Coeur’s Long-Term Incentive Program (LTIP), you will be eligible for an annual equity award upon the next Company grant. Your percentage target will be 225% of annual base pay including a full year award in 2020. The award will be granted in both restricted stock (40% of the award) and performance share units (60% of the award). The restricted stock vests at 1/3 of the total each year over a three-year period while performance shares cliff vest after the three-year performance period. While LTIP is subject to annual approval by the Board of Directors, it is the Company’s intention to continue such grants on an annual basis.

Your total annualized direct compensation package at target is summarized below:

Base Salary:	$375,000
AIP 100% at target:	$375,000
LTIP 225% at target:	$843,750
Total at target:	$1,593,750

In addition, Coeur Mining, Inc. offers employees a range of benefits:

Medical Insurance	Dental & Vision Coverage
401K Plan with Company Matching	Group Life Insurance
Short-term & Long-term Disability	Subsidized Transit Benefit Program
Non-Accrued PTO Policy	Employee Assistance Program
Summary plan descriptions and other specific information regarding these benefit plans will be provided.

You will be eligible for relocation under Coeur’s relocation policy as administered by Lexicon.

Subject to approval by the Board of Directors’ Compensation and Leadership Development Committee, you will be eligible to participate in the Company’s Executive Severance Policy (https://www.sec.gov/Archives/edgar/data/215466/000021546618000038/cde-12311710kex107.htm) six months following your first day of employment with the Company.

Please complete Coeur Mining’s employment application and the authorization form to allow investigative background inquiries. This offer of employment is contingent upon satisfactory results received from these background checks.

You will be required to complete our regular hiring procedures, which include a pre-employment drug screen and physical. This exam may be scheduled with an occupational health clinic near you, with results to be received by the Company prior to your date of employment.

Mick, at Coeur Mining we pursue a higher standard. As a part of our culture, you have opportunity to develop and take on new challenges. We look forward to you being part of this innovative team, committed to producing returns to our stakeholders through operating excellence, while relying on the fundamentals of safety and social responsibility to achieve our organization’s potential.

By signing this offer you indicate your acceptance of the terms and conditions herein. Please provide a response to this offer by Tuesday, May 5, 2020.

Professional regards,

By:	/s/ Mitchell J. Krebs

Mitch Krebs, President & CEO

Cc: Emilie Schouten, SVP Human Resources

By:	/s/ Mick Routledge May 1, 2020
Signature/date